Exhibit 99.1

                                 [LOGO] Quaker

For Release:                        NEWS              Contact:
   Immediate                                             Michael F. Barry
                                                         Vice President and
                                                         Chief Financial Officer
                                                         610/832-8500

--------------------------------------------------------------------------------

  Quaker Chemical Announces Record Quarterly Sales and Increased Earnings

   May 5, 2003

   CONSHOHOCKEN, PA -- Quaker Chemical Corporation (NYSE: KWR) today announced record quarterly sales of $73.3 million and net income growth of 32% for the first quarter ended March 31, 2003.

   1st Quarter 2003 Summary
   ------------------------
   Net income for the first quarter was $3.1 million versus $2.4 million for the first quarter 2002. The earnings per diluted share of $0.33 was a 27% improvement over the first quarter 2002 result of $0.26 per diluted share.
   Net sales for the first quarter were a record $73.3 million versus
$59.9 million for the first quarter 2002. Foreign exchange rate translation and the timing of the Company's 2002 acquisitions favorably impacted net sales for the quarter by approximately $2.0 million and $5.6 million, respectively. Excluding the impact of foreign exchange rate translation and the timing of the Company's 2002 acquisitions, net sales would have been $65.7 million or 9.6% above the prior year. Net sales in all regions except Europe increased on a local currency basis, showing improvements in both volume and price/mix.
   Gross margin as a percentage of sales declined from 40.6% for the first quarter 2002 to 38.7% for the first quarter 2003 primarily due to increased raw material costs and product mix. As previously disclosed, the Company expects raw material prices to be higher in 2003, especially in the first half, due to higher oil prices experienced earlier in the year.
   Selling, general and administrative expenses increased $2.7 million over the first quarter 2002. Timing of the Company's 2002 acquisitions and foreign exchange rate translation accounted for approximately two-thirds of the increase. As previously disclosed, increased costs related to pension, insurance, and the Company's ERP implementation, accounted for the remaining increase.

   Outlook
   -------
   Ronald J. Naples, Chairman and Chief Executive Officer, commented, "This first quarter gets us off to a good start in 2003, a year that still looks to us as one that will be characterized by shifting and uncertain manufacturing demand. We have seen some recent softness in key markets that could negatively affect our volumes, and higher raw material costs will continue to be a factor. We expect the stronger euro will help us out, though, as will cost control. On balance, we continue to expect year-over-year earnings growth in 2003. We expect that the second quarter will contribute to this improvement over prior year, if only slightly given the CMS contract start-up costs expected in the quarter that are linked to our recently announced GM award."

   New CMS Contracts
   -----------------
   As previously announced in the Company's April 11, 2003 press release, Quaker has been awarded a series of multi-year contracts to provide chemical management services (CMS) for General Motors Powertrain manufacturing sites. These contracts will be implemented during the second quarter of 2003. In addition, DaimlerChrysler has also recently awarded the Company a CMS contract for its Trenton Engine plant.
   Mr. Naples stated that, "This new business is an important step in building the Company's share and leadership position in the automotive process fluids market and will position the Company well for penetration of CMS opportunities in other metalworking manufacturing markets. Over the next few months, we may have to absorb the transition and start-up costs of these contracts, which will hurt a bit, but the long-term prospects of creating value for our customers and us is very real."
   For 2003, the earnings impact due to the new CMS sites is expected to be immaterial due to transition and start-up costs, largely in the second quarter. Future profitability of the contracts will be based on Quaker's ability to identify and implement cost reduction programs and product conversions. In addition, the new contracts will result in an increased investment of working capital estimated to be $4 million, although this amount will be dependent on the final terms negotiated with suppliers.
   These new contracts will cause future income statements to show different relationships between margins and revenue than in the past. At the majority of current CMS sites, the Company effectively acts as an agent for the customer whereby it purchases chemicals from other companies and resells the product to the customer at little or no margin. The revenue and costs from these sales are reported on a net sales or "pass-through" basis. The structure of the new GM Powertrain site contracts is different in that the Company's revenue received from the customer will be in the nature of a fee for products and services provided to the customer, which are indirectly related to the actual costs incurred. As a result, the Company will recognize in reported revenues the gross revenue received from the CMS site customer, and in cost of goods sold, the third party product purchases, which will substantially offset each other. This will result in a significant increase in the Company's reported revenue, estimated to be approximately $35-$40 million on an annualized basis, the profitability of which will be dependent upon Quaker's ability to identify and implement cost reduction programs and product conversions.
   In addition, the Company is currently negotiating similar contract structures for some of its existing CMS sites. It is possible that this will also require the Company to recognize an additional $10-$15 million in annualized sales starting in the second quarter.

   Quaker Chemical Corporation, headquartered in Conshohocken, Pennsylvania, is a worldwide developer, producer, and marketer of custom-formulated chemical specialty products and a provider of chemical management services for manufacturers around the globe, primarily in the steel and automotive industries.

   This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. Such risks and uncertainties include, but are not limited to, further downturns in our customers' businesses, significant increases in raw material costs, worldwide economic and political conditions, the impact of SARS, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001.

   As previously announced, Quaker Chemical's investor conference to discuss first quarter earnings results is scheduled for May 6, 2003, at 2:30 p.m.
(ET). Access the conference by calling 800-922-0755 or visit Quaker's Web site at www.quakerchem.com for a live webcast.


                        Quaker Chemical Corporation
                        ---------------------------
                 Condensed Consolidated Statement of Income
                 ------------------------------------------
                       For the period ended March 31,
                       ------------------------------


                                                           Unaudited
                                                           ---------
                                 Dollars in thousands, except per share data
                                 -------------------------------------------
                                                         First Quarter
                                                    ----------------------
                                                     2003           2002
                                                    -------        -------

   Net sales                                        $73,337        $59,927

   Cost of goods sold                                44,971         35,570
                                                    -------        -------

   Gross margin                                      28,366         24,357
    %                                                 38.7%          40.6%

   Selling, general and administrative               22,685         20,024
                                                    -------        -------

   Operating income                                   5,681          4,333
    %                                                  7.7%           7.2%

   Other income, net                                     88            280
   Interest expense, net                               (139)          (166)
                                                    -------        -------
   Income before taxes                                5,630          4,447

   Taxes on income                                    1,858          1,423
                                                    -------        -------
                                                      3,772          3,024

   Equity in net income (loss) of
    associated companies                                 86            (17)
   Minority interest in net income of
    subsidiaries                                       (751)          (649)
                                                    -------        -------

   Net income                                       $ 3,107        $ 2,358
                                                    =======        =======
    %                                                  4.2%           3.9%

   Per share data:
     Net income - basic                               $0.34          $0.26
     Net income - diluted                             $0.33          $0.26

   Shares Outstanding:
     Basic                                        9,270,775      9,154,303
     Diluted                                      9,508,593      9,212,700


                        Quaker Chemical Corporation
                        ---------------------------
                    Condensed Consolidated Balance Sheet
                    ------------------------------------

                                                          Unaudited
                                                          ---------
                                                   (Dollars in thousands)
                                                   ----------------------
                                                   March 31,    December 31,
                                                     2003           2002
                                                   --------       --------
   ASSETS

   Current assets
     Cash and cash equivalents                      $12,044        $13,857
     Accounts receivable, net                        54,911         53,353
     Inventories
       Raw materials and supplies                    12,996         11,342
       Work-in-process and finished goods            12,673         12,294
     Prepaid expenses and other current assets       14,529         12,827
                                                   --------       --------
       Total current assets                         107,153        103,673
                                                   --------       --------

   Property, plant and equipment, at cost           117,569        113,207
     Less accumulated depreciation                   67,594         64,695
                                                   --------       --------
       Net property, plant and equipment             49,975         48,512
   Goodwill                                          22,308         21,927
   Other intangible assets                            5,639          5,852
   Investments in associated companies                7,247          9,060
   Deferred income taxes                             10,545         10,609
   Other assets                                      14,457         14,225
                                                   --------       --------
       Total assets                                $217,324       $213,858
                                                   ========       ========

   LIABILITIES AND SHAREHOLDERS' EQUITY

   Current liabilities
     Short-term borrowings and current portion
      of long-term debt                             $16,015        $12,205
     Accounts and other payables                     29,340         29,423
     Accrued compensation                             6,283         10,254
     Other current liabilities                       12,711         14,262
                                                   --------       --------
       Total current liabilities                     64,349         66,144
   Long-term debt                                    16,590         16,590
   Deferred income taxes                              1,529          1,518
   Other noncurrent liabilities                      34,145         33,889
                                                   --------       --------
       Total liabilities                            116,613        118,141
                                                   --------       --------

   Minority interest in equity of subsidiaries        8,489          7,662
                                                   --------       --------

   Shareholders' Equity
     Common stock $1 par value; authorized
      30,000,000 shares; issued (including
      treasury shares) 9,664,009 shares               9,664          9,664
     Capital in excess of par value                     720            626
     Retained earnings                              111,591        110,448
     Unearned compensation                           (1,087)        (1,245)
     Accumulated other comprehensive (loss)         (24,483)       (27,078)
                                                   --------       --------
                                                     96,405         92,415
   Treasury stock, shares held at cost;
     2003 - 310,720, 2002 - 324,109                  (4,183)        (4,360)
                                                   --------       --------
     Total shareholders' equity                      92,222         88,055
                                                   --------       --------
                                                   $217,324       $213,858
                                                   ========       ========



                        Quaker Chemical Corporation
                        ---------------------------
               Condensed Consolidated Statement of Cash Flows
               ----------------------------------------------
                    For the Three Months ended March 31,
                    ------------------------------------

                                                           Unaudited
                                                           ---------
                                                     (Dollars in thousands)
                                                     ----------------------
                                                       2003          2002*
                                                    -------        -------

   Cash flows from operating activities
     Net income                                      $3,107         $2,358
     Adjustments to reconcile net income to
      net cash provided by operating activities:
       Depreciation                                   1,646          1,229
       Amortization                                     215             82
       Equity in net income of associated companies     (86)            17
       Minority interest in earnings of subsidiaries    751            649
       Deferred compensation and other
        postretirement benefits                          77           (260)
       Other, net                                       481            388
     Increase (decrease) in cash from changes in
      current assets and current liabilities:
       Accounts receivable, net                        (399)        (2,471)
       Inventories                                   (1,389)           981
       Prepaid expenses and other current assets     (1,342)        (1,918)
       Accounts payable and accrued liabilities      (5,927)           391
       Change in restructuring liabilities             (699)          (865)
                                                    -------        -------
         Net cash (used in) provided by operating
          activities                                 (3,565)           581
                                                    -------        -------

   Cash flows from investing activities
     Investments in property, plant and equipment    (2,113)        (1,527)
     Dividends and distributions from associated
      companies                                       1,800              -
     Payments related to acquisitions                     -        (13,676)
     Other, net                                         (40)            66
                                                    -------        -------
       Net cash (used in) investing activities         (353)       (15,137)
                                                    -------        -------

   Cash flows from financing activities
     Net increase in short-term borrowings            3,791         11,994
     Repayment of long-term debt                         (7)           (30)
     Dividends paid                                  (1,961)        (1,872)
     Treasury stock issued                               86            442
     Distributions to minority shareholders            (213)          (497)
                                                    -------        -------
       Net cash provided by financing activities      1,696         10,037
                                                    -------        -------

   Effect of exchange rate changes on cash              409           (112)
                                                    -------        -------

     Net (decrease) in cash and cash equivalents     (1,813)        (4,631)
     Cash and cash equivalents at beginning
      of period                                      13,857         20,549
                                                    -------        -------
     Cash and cash equivalents at end of period     $12,044        $15,918
                                                    =======        =======


   *Certain reclassifications of prior year data have been made to improve comparability.